Exhibit 10.2

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               SECOND AMENDED AND RESTATED CONSIGNMENT AGREEMENT


        THIS SECOND AMENDED AND RESTATED CONSIGNMENT AGREEMENT (this "Agreement") is made as of the 3rd day of July, 1996, by and between FLEET PRECIOUS METALS INC., a Rhode Island corporation ("Consignor"), and TOWN & COUNTRY CORPORATION, a Massachusetts corporation ("T&C"), TOWN & COUNTRY FINE JEWELRY GROUP, INC., a Massachusetts corporation ("Group"), L.G. BALFOUR COMPANY, a Delaware corporation ("Balfour"), and GOLD LANCE, INC., a Massachusetts corporation ("GLI") (T&C, Group, Balfour and GLI are herein referred to, jointly and severally, as "Buyer").

        Consignor and Buyer are parties to a certain Amended and Restated Consignment Agreement dated as of May 14, 1993 (the "1993 Consignment Agreement") pursuant to which Consignor has from time to time delivered precious metal to Buyer. Buyer has requested Consignor to continue such consignment relationship in effect and to deliver Precious Metal (as defined herein) on consignment for sale to Buyer, and Consignor is willing to make those deliveries and sales on the terms and conditions contained in this Agreement, provided that the parties amend and restate the 1993 Consignment Agreement in its entirety as hereinafter set forth. To effectuate this arrangement, Consignor and Buyer (jointly and severally) hereby amend and restate the 1993 Consignment Agreement in its entirety and hereby agree as follows:

        1. Definitions. For the purposes of this Agreement:

"Consigned Precious Metal" shall mean Precious Metal which Consignor has consigned to Buyer pursuant to the terms of this Agreement for which payment has not been received or which has not been Redelivered to Consignor.

"Consignment Limit" shall mean that amount calculated from time to time as the least of (a) seventy thousand (70,000) troy ounces of fine gold, (b) subject to the provisions of Section 5 hereof, Consigned Precious Metal with a Fair Market Value (or unpaid Purchase Price in the case of Consigned Precious Metal for which the Purchase Price has been agreed but as to which payment has not been received by Consignor) equal to Twenty-Eight Million Five Hundred Thousand Dollars ($28,500,000.00) or (c) subject to the provisions of Section 5 hereof, Consigned Precious Metal with a Fair Market Value (or unpaid Purchase Price in the case of Consigned Precious Metal for which the Purchase Price has been agreed but as to which payment has not been received by Consignor) equal to ninety-five percent (95%) of the available face amount of all effective Letters of Credit issued to Consignor pursuant to and in accordance with Section 10(b).

"Cross-Default" shall have the meaning set forth in Section 13(c)(ix).

"Daily Consignment Fee" shall mean, for each day, the sum obtained by multiplying two and nine-tenths percent (2.90%) (or such other percentage as Consignor shall determine in its sole discretion on seven (7) days' prior notice to Buyer in the form of Exhibit A attached hereto) by one-three hundred sixtieth (1/360) by the Fair Market Value of the Consigned Precious Metal for that day.

"Deliver" or "Delivery" shall mean either actual shipment, creating the right in Buyer to demand actual shipment through a writing, instrument or a statement of account, or Consignor's crediting Precious Metal to the account of Buyer with one or more third parties when no physical movement thereof is contemplated by the parties.

"Dollar Lender" shall mean Foothill Capital Corporation, a California corporation, its successors and assigns.

"Duly Authorized Officer" shall mean the President or Senior Vice President of Buyer or Consignor, or other officer or employee of either party who is authorized by the party's Board of Directors or an executive committee of such Board of Directors. Buyer shall deliver to Consignor a certificate or letter certifying to the name(s) of all person(s) who are Duly Authorized Officers. Consignor may conclusively rely on such certificate or letter until it shall receive a further certificate from Buyer in form acceptable to Consignor canceling or amending the prior list of Duly Authorized Officers. Any person identifying himself or herself as a Duly Authorized Officer of Buyer shall have the right to effect transactions under this Agreement. Consignor acting in good faith shall have no responsibility or obligation to ascertain whether the person is in fact the Duly Authorized Officer of Buyer which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, Consignor may verify any telephonic or telegraphic request for transaction by calling a Duly Authorized Officer, and where more than one Duly Authorized Officer is so authorized, by calling a Duly Authorized Officer or other individual other than the caller or the individual initiating the transaction. Buyer authorizes Consignor at its option to record electronically all telephonic requests for transactions that Consignor may receive from Buyer or any other person purporting to act on behalf of Buyer.

"Event of Default" shall mean an Event of Default under Section 13(c) of this Agreement.

"Fair Market Value" on any day shall mean the Second London Gold Fixing for that day. In the event that the London Bullion Brokers shall discontinue or alter its usual practice of quoting a price in United States Dollars for gold on any day for which such a price is necessary for the purposes hereof, Consignor shall so notify Buyer and Consignor shall at its option announce a substituted index or mechanism which shall thereupon become the method of valuation hereunder.

"Financial Statements" shall mean the consolidated balance sheet, income statement, statement of cash flows and retained earnings statement of Buyer for the year or other period then ended, together with supporting schedules and notes, certified (in the case of year-end statements) by Arthur Andersen & Co. or by other independent public accountants approved by Consignor and prepared in accordance with generally accepted accounting principles consistently applied.

"Indebtedness" shall mean the principal amount of indebtedness for borrowed money which would appear as a liability upon a balance sheet in accordance with generally accepted accounting principles, consistently applied, and shall additionally mean consignment fees and indebtedness incurred for the acquisition of Precious Metal, including the Fair Market Value of any Consigned Precious Metal.

"Letter of Credit" shall have the meaning set forth in Section 10(b).

"Material Claims" for the purposes set forth in Section 11(h), shall have the meaning set forth in Section 11(h).

"Notice" or "Notices" shall mean all requests, demands and other communications, in writing either mailed by first-class registered or certified mail, return receipt requested, delivered by overnight courier, or hand-delivered, addressed to a Duly Authorized Officer of the other party at that party's Principal Office.

"Precious Metal" shall mean gold having a fineness of not less than .9995, without regard to whether such gold is alloyed or unalloyed, in bullion form or is contained in or processed into other materials which contain elements other than gold.

"Prime Rate" on any date shall mean the rate of interest announced by Fleet National Bank, a national banking association, as being its "prime rate" for that day.

"Principal Office" shall mean:

       For Consignor:

                Fleet Precious Metals Inc.
                111 Westminster Street
                Providence, Rhode Island  02903
                Attention:  Anthony J. Capuano,
                            Senior Vice President
                Telecopier Number:  401-278-3077

       For Buyer:

                25 Union Street
                Chelsea, Massachusetts  02150
                Attention:  President
                Telecopier Number:  617-889-6707

"Purchase Date" shall mean the date which is a business day on which Consignor conducts normal Precious Metal transactions and on which payment of the Purchase Price is received by Consignor prior to 2:00 p.m. Providence, Rhode Island time.

"Purchase Price" shall mean a price to which both parties' Duly Authorized Officers agree and shall be stated in dollars per troy ounce of Precious Metal content. If for any reason the parties shall fail to agree on a Purchase Price, Consignor may determine and establish the Purchase Price in accordance with its usual and customary business practices.

"Redeliver" or "Redelivery" shall mean that Buyer delivers to Consignor's Principal Office, at Buyer's sole risk and expense, Precious Metal of a fineness equal to the fineness specified for that Precious Metal and of a type and quality and in a form acceptable to Consignor.

"Security Documents" shall mean any and all agreements, whether now existing or hereafter arising, which secure the payment and performance of Buyer's obligations hereunder, including, without limitation, those several Security Agreements dated as of May 14, 1993, by and between the respective corporations comprising Buyer, as debtors thereunder, and Consignor and certain other "Gold Banks" (as defined therein) as secured parties, and Consignor as agent for said Gold Banks. Said Security Agreements shall remain in full force and effect in favor of Consignor, notwithstanding the satisfaction of Buyer's obligations to such Gold Banks other than Consignor.

"Termination Notice" shall mean a Notice from one party to the other stating that the Notice giver has elected to terminate this Agreement in accordance with
Section 13 hereof.

        2. Amount of Consignment.

Provided no Termination Notice has been given by either party and no Event of Default nor any event which with notice or lapse of time, or both, would constitute an Event of Default has occurred hereunder, Consignor will deliver from time to time to Buyer upon its request Precious Metal under the terms and conditions of this Agreement; in no event shall Consignor be obligated to deliver Precious Metal if the amount of troy ounces or Fair Market Value of Precious Metal requested when added to Consigned Precious Metal then outstanding exceeds Buyer's Consignment Limit.

Each of the entities included within the term "Buyer" hereby irrevocably designates each of T&C and Group, acting singly, to act on its behalf in making all requests for delivery of Precious Metal pursuant to this Agreement and agrees to be bound by such actions or requests of either T&C or Group. Each request from T&C or Group for delivery of Precious Metal shall include a designation of the number of troy ounces of Precious Metal to be delivered to or for the account of one or more specified entities included in "Buyer."

If for any reason the number of troy ounces or Fair Market Value (or unpaid Purchase Price in the case of Consigned Precious Metal for which the Purchase Price has been agreed but payment has not been received by Consignor) of all Consigned Precious Metal at any time exceeds Buyer's Consignment Limit, Buyer shall immediately Redeliver to Consignor, or purchase and pay for, Precious Metal of a quantity, or with a Fair Market Value, sufficient to eliminate such excess.

Consignor shall provide Buyer with a monthly statement of the quantity of Consigned Precious Metal (in whatever form) held by Buyer. If Buyer does not agree with the information reported in the statement, Buyer shall give Notice of such disagreement to Consignor within fifteen (15) days of the date of receipt of such statement. If Buyer fails to give Notice to Consignor within such fifteen (15) day period, Buyer shall be deemed to have affirmed the accuracy of the information reported in the statement and to have waived any claim Buyer may have by reason of a dispute as to such statement.

Buyer shall give Consignor at least one full business day's Notice of its requirements for Precious Metal. Consignor shall not be liable to Buyer if Consignor fails to Deliver the Precious Metal by reason of an Act of God or other catastrophe, force majeure, lack of supply, delay in transportation, war or other hostilities, strike, lockout, epidemic, acts of government or other public authority, requirements of any regulatory board, agency or authority, unavoidable casualties or any other causes beyond Consignor's control. CONSIGNOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRECIOUS METAL CONSIGNED OR TO BE SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND CONSIGNOR HEREBY DISCLAIMS ALL SUCH WARRANTIES except that Consignor does warrant to Buyer that all Precious Metal will be of the fineness stated in
Section 1 for that Precious Metal unless Buyer shall specifically request and Consignor shall agree to supply precious metal of a different fineness.

        3. Delivery of Precious Metal.

All Deliveries of Precious Metal by Consignor will be made to Buyer at Buyer's Principal Office or other Permitted Locations (subject to the limitations herein contained), such Deliveries to be on terms and conditions reasonably satisfactory to Consignor. At the time of Delivery, Consignor shall provide Buyer with particulars of the total quantity of the Precious Metal being Delivered to Buyer. If Precious Metal is Delivered to Buyer's Principal Office, a Duly Authorized Officer of Buyer receiving any Delivery shall give a receipt to Consignor for the same in a form reasonably satisfactory to Consignor. All shipping expenses (including insurance) shall be borne by Buyer, and any such expenses paid or incurred by Consignor shall be reimbursed by Buyer immediately in the same manner as payments under Section 5 hereof.

        4.      Title.

        Title to Consigned Precious Metal shall remain in Consignor and shall not vest in Buyer until Consignor has received payment for the Consigned Precious Metal as required by Section 5 of this Agreement. Upon each Precious Metal Delivery, Buyer shall bear the entire risk of loss, theft, damage or destruction of the Consigned Precious Metal from any cause whatsoever, whether or not insured, and Buyer agrees to hold the Consigned Precious Metal in trust for Consignor and to indemnify and hold harmless Consignor against any and all liabilities, damages, losses, costs, expenses, suits, claims, demands or judgments of any nature (including, without limitation, attorneys' fees and expenses) arising from or connected with any loss, theft, damage or destruction of the Consigned Precious Metal.

        5.      Purchase Price; Payments.

At such time as Buyer shall request the consignment and delivery of Precious Metal hereunder, it shall become obligated to pay to Consignor a market premium per troy ounce announced by Consignor at the time of such consignment. Such payment is to be made within five (5) business days of Buyer's receipt of Consignor's monthly invoice by check or by bank wire to a bank of Consignor's choice.

During the term of this Agreement, Buyer shall have the right to purchase any Consigned Precious Metal. To exercise the right, a Duly Authorized Officer of Buyer shall give notice to a Duly Authorized Officer of Consignor that Buyer is purchasing specified quantities of Consigned Precious Metal. The parties' Duly Authorized Officers shall mutually agree on a Purchase Price for the Consigned Precious Metal. A Duly Authorized Officer of Consignor shall confirm Buyer's notice in writing.

Buyer shall pay the full Purchase Price, plus any applicable sales or use tax, to Consignor within two (2) business days of the date of the fixing of such Purchase Price. The Daily Consignment Fee shall continue in effect until (but excluding) the Purchase Date. Payment of the Purchase Price and all other amounts due by Buyer to Consignor under this Agreement shall be made in the following manner: (i) by bank wire to the Federal Reserve Bank of Boston for the account of Consignor, (ii) by Buyer authorizing Consignor to charge its account with Consignor, or (iii) by other means which Consignor approves in writing. If Consignor in its discretion grants payment terms different from the foregoing for particular purchases, then the Purchase Price shall not be deemed to be paid in full for the purposes of this Agreement until all payments under such terms have been made in good funds received by Consignor.

In addition to all other payments required hereunder, Buyer agrees to pay to Consignor (a) a Daily Consignment Fee for Consignor's services under this Agreement payable monthly within five (5) business days of receipt by Buyer of Consignor's invoice therefor, and (b) an Administration Fee of $100,000 per year, payable quarterly within five (5) business days of receipt by Buyer of Consignor's invoice therefor, and if payment is not made within any such five
(5) business day period, Buyer expressly authorizes Consignor to charge Buyer's account with Consignor for the amount thereof. Consignor's invoice shall be deemed to be received by Buyer no later than five (5) days after the mailing thereof.

Any amount not paid when due under this Agreement shall bear interest at four percent (4%) in excess of the Prime Rate until paid in full (whether or not this Agreement has been terminated), such interest to be paid in the manner provided above.

        6.      Commingling; Redelivery of Precious Metal.

Buyer may use the Consigned Precious Metal only in the ordinary course of its business as now conducted; provided, however, that Buyer may use its initial consignment occurring after the date hereof, to obtain Precious Metal which will be used to satisfy Buyer's obligations to return consigned Precious Metal from each of Rhode Island Hospital Trust National Bank, ABN AMRO Bank N.V. - New York branch, and Republic National Bank . At any time prior to termination of this Agreement, any or all of the amount of the Consigned Precious Metal may be Redelivered by Buyer to Consignor.

        7.      Insurance.

Buyer, at its sole cost and expense, shall procure and maintain property insurance to cover all locations where Consigned Precious Metal will be located on an "all risk" form, including flood and earthquake and such other insurance (including but not limited to, fidelity insurance for all employees, including officers) with respect to the Consigned Precious Metal as may from time to time be reasonably required by Consignor. All insurance provided for in this Section shall be effected under valid and enforceable policies, in such forms and in such amounts as may from time to time be reasonably required by Consignor, issued by financially sound and responsible insurance companies which are admitted in the jurisdiction in which the Consigned Precious Metal is located, or are approved under the applicable states' surplus lines insurance laws. At least ten (10) days prior to Consignor's first Delivery of Precious Metal to Buyer and thereafter not less than thirty (30) days prior to the expiration dates of insurance policies theretofore furnished pursuant to this Agreement, Buyer shall deliver to Consignor copies of all insurance policies (together with Accord Form 27 (2/84) or other similar forms satisfactory to Consignor) evidencing the insurance coverage required by Consignor. All policies of insurance shall provide for thirty (30) days notification in advance of any cancellation, non-renewal or material change in policy conditions, including cancellation for non-payment of premium.

        8.      Taxes, Etc.; Certain Rights of Consignor.

Buyer will promptly pay any and all taxes, assessments and governmental charges upon the Consigned Precious Metal and all other Precious Metal in Buyer's inventory prior to the date of any penalties. Buyer will not use the Consigned Precious Metal in violation of any statute or ordinance. Consignor may examine and inspect the Consigned Precious Metal at any time, during normal business hours, wherever located, and Buyer agrees to keep all records relating to the Consigned Precious Metal at its Principal Office.

At its option, Consignor may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Consigned Precious Metal and all other Precious Metal in Buyer's inventory (which are not being contested in good faith), may pay for insurance on the Consigned Precious Metal and all other Precious Metal in Buyer's inventory consistent with Section 7 of this Agreement and may pay for the reasonable maintenance and preservation of the Consigned Precious Metal and all other Precious Metal in Buyer's inventory upon Buyer's default in payment of such items. Buyer agrees to reimburse Consignor on demand for any payment properly made, or any expense properly incurred, by Consignor in connection with the foregoing, together with interest thereon at the Prime Rate plus four percent (4%), computed from the date of such payment or expense until (but excluding) the date upon which paid by Buyer.

        9.      Representations and Warranties.

The following representations and warranties shall survive the delivery of this Agreement and the Delivery of Precious Metal by Consignor to Buyer. Buyer represents and warrants to Consignor that:

        (a) Buyer has heretofore furnished to Consignor Buyer's most recent Financial Statements which fairly present the financial condition of Buyer as of their date, and the results of its operations for the year or other period then ended in conformity with generally accepted accounting principles consistently applied;

        (b) Buyer (i) is duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) has full power and authority to own its properties and to carry on business as now being conducted and is qualified to do business in every jurisdiction where the failure to so qualify would have a material adverse effect on its business or properties and
(iii) has full power to execute, deliver and perform this Agreement and any security document or documents securing the obligations of Buyer under this Agreement;

        (c) The execution, delivery and performance by Buyer of the terms and provisions of this Agreement and any security document or documents securing the obligations of Buyer under this Agreement (i) have been duly authorized by all requisite corporate action, (ii) will not violate any provision of law, any order of any court or other agency of government, or the corporate charter or by-laws of Buyer, and (iii) will not violate, in any material respect, any indenture, agreement or other instrument to which it is a party, or by which it is bound, or be in conflict with, result in a breach of, or constitute (with notice or lapse of time or both) a default under such agreement in any material respect;

        10.     Conditions of Consignment.

        (a) Delivery by Consignor of any Precious Metal under this Agreement is subject to satisfaction of the following conditions precedent:

             (i) The representations and warranties set forth in Section 9 of this Agreement shall be true and correct on and as of the date of this Agreement and the date the Delivery is requested and on the date made.

            (ii) Buyer shall have executed and delivered to Consignor, or caused to be executed and delivered to the Consignor, upon the execution of this Agreement, the following, in each case in form and substance acceptable to the
Consignor:

                 (A) A certificate of the Secretary/Clerk or Assistant Secretary/Clerk of Buyer certifying to the votes of Buyer's Board of Directors authorizing the execution, delivery and performance of this Agreement;

                 (B) A certificate of the Secretary/Clerk or Assistant Secretary/Clerk of Buyer certifying the names of the officers of Buyer authorized to sign this Agreement and any other documents or certificates (or any amendments thereto) to be delivered pursuant to this Agreement (or any amendments thereto) by Buyer or any of its officers, together with the true signatures of such officers, on which certificates Consignor may conclusively rely until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

                (C) A certificate of the Secretary of State of the state of incorporation of Buyer, dated reasonably near the date of this Agreement, stating that Buyer is duly incorporated and in good standing in such state and has filed all annual reports and has paid all franchise taxes requ to be filed or paid to the date of such certificate;

                (D) A favorable written opinion of Buyer's counsel, dated the date of this Agreement, satisfactory to Consignor and its counsel in scope and substance;

                (E) The Letter of Credit required by Section 10(b) hereof; and

                (F) Such other supporting documents and legal opinions as Consignor may reasonably request, including, without limitation, amendments and reaffirmations of the Security Documents.

           (iii) No Event of Default nor any event which with notice or the lapse of time, or both, would constitute an Event of Default, shall have occurred.

    (b) Consignor's obligations hereunder shall at all times be subject to Consignor's prior receipt and the continued maintenance and effectiveness of a clean, irrevocable letter of credit issued by a financial institution at all times acceptable to the Consignor, in form and substance satisfactory to the Consignor (the "Letter of Credit") and in any case in an amount such that the value of all Consigned Precious Metal outstanding on consignment hereunder from time to time is less than or equal to ninety-five percent (95%) of the available face amount of the Letter of Credit. Such Letter of Credit shall be in form and substance satisfactory to the Consignor and, by its terms, shall be payable to Consignor upon presentation of a sight draft accompanied by a signed statement by Consignor, certifying that (i) an Event of Default has occurred under this Agreement, (ii) the amount of the draft represents amounts due to Consignor, and
(iii) Consignor gave Dollar Lender such written notice, if any required by
Section 3 of the Creditor Agreement by Consignor, Dollar Lender and Buyer dated of even date herewith, as the same may be amended from time to time. Buyer may, not more frequently than twice in each calendar month unless otherwise consented to by Fleet, cause amendments of the Letter of Credit to be issued to Consignor to reflect increases or decreases in the value of all Consigned Precious Metal outstanding on consignment hereunder, provided all such amendments are acceptable to Consignor in the reasonable exercise of its discretion, and the Letter of Credit, as so amended, complies in all respects with the requirements of this Agreement. In the event that Consignor, in the reasonable exercise of its discretion, shall at any time determine that the financial institution issuing the Letter of Credit is no longer acceptable to Consignor, Buyer shall within thirty (30) days of receipt of notice of such determination from Consignor, cause a new Letter of Credit to be issued to Consignor in compliance with the terms of this paragraph by a financial institution acceptable to Consignor. In the event of any Event of Default or any failure to renew an expiring letter of credit in accordance herewith, Consignor may draw on the Letter of Credit upon presentation of Consignor's draft and a signed statement as referred to above without either granting notice to or receiving the consent of Buyer.

        11.     Affirmative Covenants.

Buyer covenants and agrees that, from the date of this Agreement and until payment and performance in full by Buyer of its indebtedness, obligations and liabilities to Consignor under this Agreement, whether now existing or arising hereafter, Buyer shall:

    (a) Except as permitted by Section 12(c) hereof, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises and comply with all laws and regulations applicable to it;

    (b) Comply with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction in the premises;

    (c) Pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof, except in each case as to liabilities which Buyer is contesting in good faith and against which Buyer has set up adequate reserves therefor in accordance with generally accepted accounting principles;

    (d) Give prompt written notice to Consignor of any proceedings instituted against it by or in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which, if adversely determined, would have a materially adverse effect upon its business, operations, properties, assets, or condition, financial or otherwise or could result in the forfeiture of assets of Buyer;

    (e)     Furnish to Consignor:

        (i) Within forty-five (45) days after the end of each Fiscal Quarter in each fiscal year, Financial Statements for such period and the fiscal year to that date, subject to changes resulting from routine year-end audit adjustments; in form satisfactory to Consignor. Financial Statements for this subsection (i) may be prepared and certified by the chief financial officer of Buyer to the best of his or her information and belief;

       (ii) Within ninety (90) days after the end of each fiscal year, Financial Statements showing its financial condition at the close of such fiscal year and the results of operations during such year; and

      (iii) Within ten (10) calendar days of the mailing, filing, submission or other distribution thereof, copies of (A) all financial statements, reports, notices, proxy statements and other documents sent by Buyer to its stockholders, and (B) all statements, reports or other document which are at any time filed with or submitted by Buyer to the Securities and Exchange Commission and which are of a financial nature, except such filings which are given confidential treatment under the rules and regulations of the Securities and Exchange Commission; and

    (f) Promptly, from time to time, furnish such other information regarding its operations, assets, business affairs and financial condition as Consignor may reasonably request;

    (g) Permit agents or representatives of Consignor, at Buyer's reasonable expense (including without limitation, the fees and expenses of such agents or representatives), (i) to inspect or conduct field examination of, at any time during normal business hours and without notice, the Buyer's inventory of Precious Metal and Buyer's books and records and to make abstracts or reproductions of such books and records, such inspections or examinations to be done on a regular basis but not more frequently than once every calendar quarter; and (ii) at reasonable times and at any time in case of emergency, to take a physical inventory of the Consigned Precious Metal in Buyer's possession;

    (h) Defend the Consigned Precious Metal against any Material Claims of any persons at any time claiming the same or any interest therein; for the purposes of this Section 11(h), Material Claims shall mean claim(s) or demand(s) which in the aggregate at any time involve 500 fine troy ounces or more of Consigned Precious Metal;

        12.     Negative Covenants.

Buyer covenants and agrees that, until Buyer makes payment and performs in full its indebtedness, obligations and liabilities to Consignor under this Agreement, whether now existing or arising hereafter, unless Consignor otherwise consents in writing, Buyer will not, directly or indirectly:

    (a) Dissolve or liquidate or consolidate with or merge with, or acquire all or substantially all of the assets or properties of, any other corporation or entity; provided, however, that any corporation included within Buyer may merge into T&C (with T&C as the surviving entity after such merger), and any such corporations other than T&C may merge, and any other internal reorganization of Buyer may take place (providing that T&C remains a surviving entity), in each case upon not less than thirty (30) days prior written notice to Consignor;

    (b) Obtain Precious Metal on consignment or loan from any source other than Consignor; provided, however, that nothing herein shall be deemed to restrict Buyer from purchasing Precious Metal for cash;

        13.     Termination; Events of Default.

    (a) Either Consignor or Buyer may terminate this Agreement at any time by giving a Termination Notice to the other; provided, however, that so long as an Event of Default does not exist at the time such Termination Notice is given or occur thereafter, Buyer shall have thirty (30) days from the date of such Termination Notice within which to pay and perform in full all of Buyer's obligations to Consignor hereunder; and provided further, that unless an Event of Default shall have occurred and is then continuing, Consignor shall not terminate this Agreement prior to the date which is one (1) year after the date of this Agreement.

    (b) Unless otherwise agreed or consented to in writing by Consignor, no Delivery of Precious Metal to Buyer will be made following the giving of a Termination Notice by either Consignor or Buyer. Termination of this Agreement shall not affect Buyer's duty to pay and perform in full its obligations to Consignor hereunder. On the effective date of the termination of this Agreement, Buyer shall either Redeliver or purchase and pay for all Consigned Precious Metal which Consignor has previously Delivered and which has not been paid for or Redelivered, the price to be based on Consignor's spot market price on the date Consignor elects to fix the price of such Consigned Precious Metal and shall reimburse Consignor for any and all outstanding fees, costs, expenses and other obligations of Buyer to Consignor.

    (c) The occurrence of any of the following events shall constitute an Event of Default:

         (i) Any representation or warranty made herein, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, or the Delivery of Precious Metal by Consignor hereunder, shall prove to be false or misleading in any material res

        (ii) Buyer fails to make punctual payment or perform any obligation required by the provisions of Section 2, 5, 6, 7 or 13 of this Agreement or fails to Redeliver to Consignor or purchase and pay for, Precious Metals in excess of Buyer's Consignment Limit as required by Section 2 this Agreement;

       (iii) Buyer fails to pay any amount due hereunder or any other indebtedness, obligation or liability of Buyer to Consignor when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise;

        (iv) Buyer fails to observe or perform any other covenant, condition or agreement required by the terms of this Agreement and such failure shall continue unremedied for ten (10) days after Consignor gives Notice to Buyer of its failure;

         (v) Buyer (or any entity included within "Buyer") shall (A) apply for, consent to, or suffer the appointment of a custodian, receiver, trustee or liquidator of it or any of its property, (B) admit in writing its inability to pay its debts as they mature, (C) make a general assig for the benefit of creditors, or (D) file, or have filed against it, a petition for relief under Title 11 of the United States Code, or file, or have filed against it, a petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or corporate action shall be taken for the purpose of effecting any of the foregoing; provided, however, that in the event of an acceleration of Buyer's obligations as a result of the filing of an involuntary petition against Buyer (or any entity included within "Buyer"), such acceleration shall be rescinded, and the Buyer's rights hereunder reinstated, if, within thirty (30) days following the filing of such involuntary petition, such involuntary petition shall have been dismissed, and there shall then exist no other Event of Default hereunder and no event which would constitute such an Event of Default with the passage of time or the giving of notice, or both;

        (vi) An order, judgment or decree shall be entered, without the application, approval or consent of Buyer by any court of competent jurisdiction, approving a petition seeking reorganization of Buyer (or any entity included within "Buyer") or appointing a custodian, receiver, trus or liquidator of Buyer (or any entity included within "Buyer") or of all or a substantial part of the assets of Buyer (or any entity included within "Buyer");

       (vii) Occurrence of any loss, theft, or destruction of or damage to Precious Metal or any products or property which includes Precious Metal; provided, however, that an Event of Default shall not be deemed to have occurred if the amount of such loss, theft, destruction or damage involves less than one thousand (1,000) troy ounces of Precious Metal and less than $500,000 in value, and either (A) Buyer makes full payment to Consignor for such Consigned Precious Metal or Buyer establishes, within thirty (30) business days after such occurrence, to the reasonable satisfaction of Consignor that Buyer's insurance carrier will pay in full any claim for such loss, theft or destruction or (B) the loss, theft, destruction or damage occurs while the Consigned Precious Metal is in the possession of a shipper chosen by Consignor to deliver Consigned Precious Metal to Buyer;

      (viii) Discontinuance of the operation of Buyer's business for any reason;

        (ix) Default (after the expiration of any applicable grace period and/or providing of proper notice) with respect to Indebtedness of Buyer (or any entity included within "Buyer") (other than Indebtedness to Consignor) in excess of $1,000,000 (a "Cross-Default") (including, withou limitation, default by Buyer in the payment or performance of its indebtedness or obligations to the Dollar Lender), if the effect of such Cross-Default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof, or if any such Indebtedness of Buyer (or any entity included within "Buyer") (other than Indebtedness to Consignor) is not paid, when due and payable at maturity, whether at the stated due date thereof or a date fixed for prepayment; provided, however, that an Event of Default shall not have occurred hereunder if a Cross-Default occurs but is cured, or waived by the holder of such Indebtedness, within fifteen (15) business days from the earlier of the date upon which Buyer first knows of such Cross-Default or the date upon which the holder of such Indebtedness gives notice of such Cross-Default to Buyer;

         (x) Buyer shall fail to renew the Letter of Credit, or any extension(s) or replacement(s) therefor, at least sixty (60) days prior to its expiration date, if any; or the issuer of such Letter of Credit shall seek to modify, revoke or terminate its liability under such Letter of Credit, or any governmental agency shall seek to limit, defer, postpone or terminate Consignor's rights or the issuer's liability under such Letter of Credit; or

        (xi) Buyer's failure to pay and perform in full all of its obligations to Consignor hereunder within thirty (30) days of the giving of a Termination Notice by either party.

Upon the occurrence of any such Event of Default and at any time thereafter during the continuance of such Event of Default, Consignor may, without demand or Notice to Buyer, terminate this Agreement as provided in Section 13(b), declare all liabilities, indebtedness and obligations of Buyer to be immediately due and payable, and draw under the Letter of Credit. Upon Consignor's declaration, such liabilities, Indebtedness and obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other evidence of such Indebtedness, obligations and liabilities to the contrary notwithstanding. Consignor may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by Consignor, under this Agreement, under the Letter of Credit or under any Security Document securing the obligations of Buyer hereunder, whether afforded by the Uniform Commercial Code or otherwise afforded by law or in equity. The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. Buyer agrees to pay Consignor's reasonable attorney's fees and legal expenses incurred in enforcing Consignor's rights, powers and remedies under this Agreement and any Security Document.

    (d) Without limiting the foregoing, upon the occurrence of any Event of Default and at any time thereafter during the continuance thereof, Consignor shall have the right to enter and/or remain upon the Premises of Buyer or any other place or places where any Consigned Precious Metal is located and kept (without any obligation to pay rent to Buyer or others) and: (i) remove Consigned Precious Metal or inventory containing the same therefrom to the premises of Consignor or any agent of Consignor, for such time as Consignor may desire, in order to maintain, collect, sell and/or liquidate said Consigned Precious Metal or (ii) use such premises, together with equipment, materials, supplies, books and records of Buyer, to maintain possession, refine and prepare said Consigned Precious Metal for sale, liquidation, or collection. Consignor may require Buyer to assemble the Consigned Precious Metal and make it available to Consignor at a place or places to be designated by Consignor which is reasonably convenient for the parties. Following the occurrence of an Event of Default, Consignor may at any time and from time to time employ and maintain in any Premises of Buyer or any place where any of the Consigned Precious Metal is located a custodian selected by Consignor who shall have full authority to do all acts necessary to protect Consignor's interests and to report to Consignor thereon. Buyer agrees to cooperate with any such custodian and to do whatever Consignor may reasonably request to preserve the Consigned Precious Metal. All reasonable expenses incurred by reason of the employment of the custodian shall be paid by Buyer pursuant to the last sentence in Section 8 hereof.

        14.     Survival of Representations and Warranties.

The obligations and liabilities of Buyer under this Agreement and the representations and warranties herein shall survive and continue in full force and effect and shall not be terminated, discharged or released, in whole or in part, by the termination of this Agreement, irrespective of whether such obligations and liabilities have been paid in full and irrespective of any foreclosure under this Agreement, any sale of property pursuant to the provisions of this Agreement or acceptance by Consignor, its nominee or wholly owned subsidiary of a deed or assignment in lieu of foreclosure or sale.

        15.     Miscellaneous.

    (a) In this Agreement, reference to a party shall be deemed to include the successors and permitted assigns of such party, and all covenants and agreements in this Agreement by or on behalf of Buyer shall inure to the benefit of the successors and assigns of Consignor; provided, however, Buyer shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Consignor.

    (b) Buyer will reimburse Consignor upon demand for all out-of-pocket costs, charges and expenses of Consignor (including costs of searches of public records and filing and recording documents with public offices and reasonable fees and disbursements of counsel to Consignor) in connection with (i) the preparation, execution and delivery of this Agreement and any Security Documents, or any documents reasonably required in relation thereto, (ii) any amendments, modifications, consents or waivers in respect hereof and (iii) any enforcement hereof (including but not limited to hedging fees or other similar expenses incurred subsequent to the occurrence of an Event of Default hereunder).

    (c) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF RHODE ISLAND.

    (d) No modification or waiver of any provision of this Agreement, or of any security document, nor consent to any departure of Buyer from a provision, shall be effective unless the same shall be in writing. A written consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand on Buyer, in any one case, shall entitle Buyer to any other or future notice or demand in the same, similar or other circumstances.

    (e) Neither any failure nor any delay on the part of Consignor in exercising any right, power or privilege hereunder, or in any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

    (f) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

    (g) Any Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. As used in this Agreement, the term "person" shall include any individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

    (h) This Agreement constitutes an amendment and statement of the 1993 Consignment Agreement in its entirety. The provisions contained herein shall, effective the date hereof, be deemed to supersede the terms of the 1993 Consignment Agreement, as amended; provided, however that Buyer shall remain obligated to pay to Consignor all accrued fees and charges under such agreement, and all Precious Metal outstanding under such agreement shall hereafter be deemed to be Consigned Precious Metal outstanding on consignment to Buyer under the terms of this Agreement. Payment and performance of this Agreement are secured by and entitled to the benefits of the Letter of Credit and all Security Documents, including, without limitation, all "Security Documents" referenced in the 1993 Consignment Agreement, which Security Documents are hereby ratified and affirmed.

    (i) The parties hereto hereby acknowledge, confirm and agree that the foregoing description of the form and manner in which Precious Metal will be consigned and delivered pursuant to this Agreement is intended to make clear that Consignor is obligated to engage only in transactions involving Precious Metal in quantities and units which it customarily maintains in its regular inventory, but is not intended to limit such form and manner in the event that Consignor shall agree separately to engage in other types of transactions. Accordingly, the Precious Metal consigned pursuant to and governed by this Agreement shall be such quantity of Precious Metal as Consignor shall confirm to Buyer from time to time. Without limiting the generality of the foregoing, Precious Metal in the possession or control of Buyer, or Precious Metal held by a third party for the account of Buyer, shall constitute Precious Metal consigned pursuant to this Agreement notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work-in-process, or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, Buyer by a third party in exchange for or in consideration of Precious Metal delivered by Consignor to such third party, (iii) such Precious Metal was sold by Buyer to Consignor and then consigned back to Buyer pursuant to this Agreement, or (iv) such Precious Metal is demonstrably not the Precious Metal physically delivered by Consignor.

    (j) Each covenant, agreement, obligation, representation and warranty of Buyer contained herein constitutes the joint and several undertaking of each entity included within "Buyer".

        IN WITNESS WHEREOF, Consignor and Buyer have caused this Agreement to be duly executed by their respective duly authorized officers, all as of the day and year first above written.

FLEET PRECIOUS METALS INC.
Consignor


By:  _/s/ Anthony Capuano________________________
        Title:  Vice President

By:  _/s/ Sharon DelFino_________________________
        Title:  Vice President

TOWN & COUNTRY CORPORATION, a Massachusetts corporation


By:  _/s/ Robert Hannon__________________________
        Title:  Attorney-in-fact

TOWN & COUNTRY FINE JEWELRY GROUP, INC., a Massachusetts corporation


By:  _/s/ Robert Hannon__________________________
        Title: Attorney-in-fact


L.G. BALFOUR COMPANY, a Delaware corporation


By:  __/s/ Robert Hannon_________________________
        Title: Attorney-in-fact


GOLD LANCE, INC., a Massachusetts corporation


By:  _/s/ Robert Hannon__________________________
        Title:  Attorney-in-fact

EXHIBIT A




                                                               , 19_____




Town & Country Corporation
25 Union Street
Chelsea, Massachusetts 02150
Attention:  President

Ladies and Gentlemen:

Pursuant to Section 1 of that certain Amended and Restated Consignment Agreement dated , 1996, as the same may have been heretofore amended (the "Consignment Agreement") by and between you and certain of your subsidiaries (collectively, "Buyer") and the undersigned, the undersigned Fleet Precious Metals Inc. hereby gives notice to Buyer that, effective , 199 , the consignment rate set forth in said Section 1 shall be changed from percent ( %) per annum to percent ( %) per annum.

        Except as amended hereby, the Consignment Agreement shall remain in full force and effect.

                                                Very truly yours,

                                                FLEET PRECIOUS METALS INC.


                                                By:  __________________________
                                                        Title: